Exhibit 99.1

For release: August 4, 2011

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Second Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex: NHC;  NYSE Amex: NHC.PRA), a publicly traded long-term health care company, today announced net income available to common shareholders for the quarter ended June 30, 2011 of $11,443,000 compared to $9,682,000 for the quarter ended June 30, 2010, an increase of 18.2%.  Net income was $.83 per common share basic for the quarter ended June 30, 2011 compared to $.70 per common share basic for the quarter ended June 30, 2010.

Revenues for the three months ended June 30, 2011 totaled $190,783,000 compared to $176,922,000 for the same three months of 2010.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 76 long-term health care centers with 9,548 beds.  NHC affiliates also operate 36 homecare programs, six independent living centers and 17 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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NHC Reports Second Quarter Earnings

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
Revenues:	2011	2010	2011	2010
Net patient revenues	$ 176,844	$ 162,848	$ 354,397	$ 320,809
Other revenues	13,939	14,074	29,334	29,437
Net operating revenues	190,783	176,922	383,731	350,246

Costs and Expenses:
Salaries, wages and benefits	104,793	97,680	213,555	193,756
Other operating	51,888	48,358	93,277	97,361
Facility rent	9,879	9,457	19,744	18,922
Depreciation and amortization	7,075	6,663	14,037	13,090
Interest	108	146	197	260
Total costs and expenses	173,743	162,304	340,810	323,389

Income Before Non-Operating Income	17,040	14,618	42,921	26,857
Non-Operating Income	5,155	4,959	9,716	9,534

Income Before Income Taxes	22,195	19,577	52,637	36,391
Income Tax Provision	(8,584)	(7,727)	(20,302)	(14,134)

Net Income	13,611	11,850	32,335	22,257

Dividends to Preferred Stockholders	(2,168)	(2,168)	(4,336)	(4,336)

Net Income Available to Common Stockholders	$ 11,443	$ 9,682	$ 27,999	$ 17,921

Earnings Per Common Share:
Basic	$ 0.83	$ 0.70	$ 2.04	$ 1.30
Diluted	$ 0.83	$ 0.70	$ 1.97	$ 1.30

Weighted average common shares outstanding
Basic	13,796,715	13,746,482	13,738,748	13,734,095
Diluted	13,816,191	13,747,450	16,383,703	13,736,395

Balance Sheet Data
(in thousands)	June 30	Dec. 31
	2011	2010
Cash and marketable securities	$ 250,716	$ 236,463
Current assets	326,898	322,126
Property and equipment, net	435,101	436,392
Total assets	833,563	829,015
Current liabilities	197,900	223,806
Long-term debt	10,000	10,000
Deferred revenue	15,649	13,990
Stockholders' equity	590,505	561,146

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NHC Reports Second Quarter Earnings

Selected Operating Statistics

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Per Diems:
Medicare	$ 460.53	$ 381.11	$ 454.84	$ 379.71
Managed Care	$ 417.16	$ 382.48	$ 417.12	$ 382.30
Medicaid	$ 156.85	$ 155.55	$ 157.80	$ 155.48
Private Pay and Other	$ 213.92	$ 212.45	$ 216.01	$ 211.40

Patient Days:
Medicare	115,428	111,894	235,206	222,208
Managed Care	25,583	20,989	50,662	42,822
Medicaid	283,396	276,106	564,097	546,908
Private Pay and Other	153,161	146,940	301,442	290,189
	577,568	555,929	1,151,407	1,102,127

Average Per Diem	$ 244.21	$ 224.58	$ 245.13	$ 224.22